Exhibit 1A-15.2

BUSINESS ENTITY DIAGRAM

ILS FIXED HORIZON LLC BUSINESS DIAGRAM ILS Fixed Horizon . MGMT com» is the “fL:"::i::s'::" B mm Bprmwgrs dav_(°_daY orrower Manager of ILS FlX€d ,:g$Es1 Mme Pavmems Fixed Horizon LLC: . ' The Manager is Ho r| zon # - controlled by Tom 196 APR Mgrgit Fee, Berry & Donald R P paid monthly as Sutton described on pg. 19 of Offering I Y ,{.'t"";:;.'t":":" n ere a e ees From Loan Source us Fixed Horizon LLC "“'°5t°'s ILS Note Originators - - mums‘ ‘Mame il$ Fixed Horizon LLC from Notes Eamed pufcliases Not.“ from by "5 Fixed Homo" Originators with Buy- Distributed to Bad:£gr_:Tem Investors based on _ class of shares I After investors Receive purchased ‘ Distributions, excess proﬁts go to ILS Legacy Holdings LLC ILS Legacy Holdings LLC \i/ NOTE 1: See Offering Circular Exhibits Titled "Master Loan Purchase & Sale Agreement” & "Transactional Package" for Forms used by ILS Fixed Horizon LLC In Afﬂliate Entity Tnnsactlon described In graphic above